Exhibit 5.1

ROBINSON BROG LEINWAND GREENE GENOVESE & GLUCK P.C.

875 THIRD AVENUE

NEW YORK, NEW YORK 10022-0123

(212) 603-6300

FAX (212) 956-2164

April 2, 2018

xG Technology, Inc.

240 S. Pineapple Avenue, Suite 701

Sarasota, FL 34236

Re:	Shares to be registered on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to xG Technology, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement (as amended from time-to-time, referred to as the “Registration Statement”) on Form S-8 filed by the Company on April 2, 2018 under the Securities Act of 1933, as amended (the “Act”) with the U.S. Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration of 2,000,000 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”), reserved and available for grant and issuance pursuant to the xG Technology, Inc. 2016 Employee Stock Purchase Plan (the “2016 Plan”).

In rendering the opinion hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true reproductions of originals, of all such documents, records, agreements and other instruments, including the Registration Statement, the 2016 Plan, the amended and restated certificate of incorporation of the Company, as amended, the amended and restated bylaws of the Company and the corporate minutes of the Company, as we have deemed necessary and appropriate for the purpose of this opinion.

Based upon the foregoing, and having regard to legal considerations and other information that we deem relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized and, when and to the extent the Shares are issued and paid for in accordance with the 2016 Plan, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware. The opinion expressed herein is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect facts or circumstances that may come to our attention after that date or changes in law that may occur or become effective after that date.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Robinson Brog Leinwand Greene Genovese & Gluck P.C.
Robinson Brog Leinwand Greene Genovese & Gluck P.C.